As filed with the Securities and Exchange Commission on June 19, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
eBay Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	77-0430924 (I.R.S. Employer Identification No.)

2145 Hamilton Avenue
San Jose, California 95125
(Address of principal executive offices)

StumbleUpon, Inc. 2006 Stock Plan
(Full title of the plan)
Michael R. Jacobson
Senior Vice President, Legal Affairs, General Counsel and Secretary
eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125
(408) 376-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum
Title of Each Class of Securities			Offering	Aggregate	Amount of
to be Registered	Amount to be Registered (1)		Price per Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $0.001 per share	192,899	(3)	$1.4628	$282,172.65	$8.66

(1)	Pursuant to the Agreement and Plan of Merger, dated as of May 30, 2007, among eBay Inc., Slipper Acquisition Corp., StumbleUpon, Inc., and Brad O’Neill, as the stockholders’ agent (the “Merger Agreement”), eBay assumed all of the outstanding options to purchase Common Stock of StumbleUpon, Inc. under the plan referred to above, and such options become exercisable to purchase shares of eBay Inc. Common Stock, with appropriate adjustments to the number of shares and exercise price of each assumed option in accordance with the Merger Agreement.

Pursuant to Rule 416(a), this registration statement shall also cover any additional shares of common stock which become issuable under the StumbleUpon, Inc. 2006 Stock Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase or decrease in the number of outstanding shares of our common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon weighted average exercise price for shares subject to outstanding options granted pursuant to the StumbleUpon, Inc. 2006 Stock Plan.

(3)	Shares subject to outstanding options as of June 19, 2007 under the StumbleUpon, Inc. 2006 Stock Plan.

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
ITEM 1. PLAN INFORMATION
     The document(s) containing the information specified in Item 1 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this registration statement.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION
     The document(s) containing the information specified in Item 2 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this registration statement.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed by eBay Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:
     (a) Our latest annual report on Form 10-K for the fiscal year ended December 31, 2006, filed on February 28, 2007, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     (b)(1) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed on April 25, 2007.
     (b)(2) Our Current Reports on Form 8-K filed on January 11, 2007 and May 4, 2007.
     (c) The description of the Company’s common stock which is contained in a Registration Statement on Form 8-A filed August 20, 1998, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company’s Amended and Restated Bylaws provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, (ii) the Company may, in its discretion, indemnify other persons as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, the Company is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents, and (vi) the Company may not retroactively amend the Bylaws provisions relating to indemnity.
     The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements, and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
ITEM 8. EXHIBITS
     The following exhibits are filed as part of this registration statement.

Exhibit
Number	Description
5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	StumbleUpon, Inc. 2006 Stock Plan.
ITEM 9. UNDERTAKINGS
1. The undersigned registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference herein.
     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 19, 2007.

eBay Inc.
/s/ MARGARET C. WHITMAN
Margaret C. Whitman
President, Chief Executive Officer & Director

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Margaret C. Whitman, Michael R. Jacobson, and Robert H. Swan, and each or any one of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARGARET C. WHITMAN Margaret C. Whitman	President, Chief Executive Officer & Director	June 19, 2007

/s/ ROBERT H. SWAN Robert H. Swan	Senior Vice President, Finance & Chief Financial Officer (Principal Financial Officer)	June 19, 2007

/s/ HARLAN BAIRD RADFORD Harlan Baird Radford	Vice President, Chief Accounting Officer (Principal Accounting Officer)	June 19, 2007

/s/ PIERRE M. OMIDYAR Pierre M. Omidyar	Founder, Chairman of the Board & Director	June 19, 2007

/s/ FRED D. ANDERSON Fred D. Anderson	Director	June 19, 2007

/s/ EDWARD W. BARNHOLT Edward W. Barnholt	Director	June 19, 2007

/s/ PHILIPPE BOURGUIGNON Philippe Bourguignon	Director	June 19, 2007

/s/ SCOTT D. COOK Scott D. Cook	Director	June 19, 2007

/s/ WILLIAM C. FORD, JR. William C. Ford, Jr.	Director	June 19, 2007

/s/ ROBERT C. KAGLE Robert C. Kagle	Director	June 19, 2007

Signature	Title	Date

/s/ DAWN G. LEPORE Dawn G. Lepore	Director	June 19, 2007

/s/ RICHARD T. SCHLOSBERG, III Richard T. Schlosberg III	Director	June 19, 2007

/s/ THOMAS J. TIERNEY Thomas J. Tierney	Director	June 19, 2007

EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	StumbleUpon, Inc. 2006 Stock Plan.